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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements (Form S-8 No.'s 33-60173 and 333-70408) pertaining to the 1995 Employee Stock Purchase Plan and the 2001 Allshare Stock Option Plan and Executive Stock Incentive Plan, respectively, of SkyWest, Inc. and subsidiaries, of our reports dated March 9, 2005, with respect to the consolidated financial statements and schedule of SkyWest, Inc. and subsidiaries, SkyWest, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SkyWest, Inc., included in this Annual Report (Form10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Salt Lake City, Utah
March 9, 2005

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Consent of Independent Registered Public Accounting Firm